Exhibit 99.1

Tel-Instrument Secures Approval from the DoD AIMS Program Office of the TS-4530A Mode 5 IFF Flight-Line Test Set for Testing; Company Moves to New Larger Facility to Support Growth

EAST RUTHERFORD, N.J.--(BUSINESS WIRE)--October 11, 2011--Tel-Instrument Electronics Corp. (NYSE Amex Symbol: TIK) announced that the Department of Defense (DoD) AIMS Program Office approved its TS-4530A Flight Line Test Set authorizing its use for system integration testing of Mark XIIA IFF (“Identification Friend and Foe”), Mode S (ELS/EHS/ADS-B) and TCAS systems. This approval is related to a $44 million Indefinite Quantity/Indefinite Delivery (“IDIQ”) contract from the U.S. Army to upgrade up to 3,000 existing legacy test sets to support Mode 5 testing and produce up to 2,000 new TS-4530A test sets. In another significant development, the Company also completed its move to a larger state-of-the-art design and manufacturing facility located at One Branca Road in East Rutherford, New Jersey.

The TS-4530A product provides advanced IFF test capability including Mode 5 Levels 1 and 2. The TS-4530A also provides enhanced testing capability for commercial navigation systems including: Mode S; EHS; ADS-B transmit and receive; and TCAS. The TS-4530A has passed all AIMS bench testing and is in compliance with DoD AIMS 03-1000A performance standards. The TS-4530A has also successfully completed AIMS 03-1302 Mode 5 platform testing on most Army and USAF systems. The TS-4530A has been approved by the AIMS Program Office for Mode 5 system integration purposes with final certification expected in the next several months. The TS-4530A includes numerous upgrades to the legacy Army test set including: Mode 5 IFF, ADS-B; a high resolution color display; an improved user interface; enhanced parametric test coverage; a fully integrated KIV 77 crypto appliqué receptacle; and an integrated GPS receiver. Tel’s engineers also achieved a 20% weight reduction for the TS-4530A compared to the legacy Army test set.

To support its rapidly growing business, the Company completed its facility relocation to One Branca Road, East Rutherford, New Jersey. The new facility is a modern one story structure that is approximately 40% larger than our previous two story facility which the Company had occupied for over 60 years. The new facility is outfitted with state-of-the-art manufacturing and engineering work stations as well as updated communication and computer systems.

Mr. Jeffrey O’Hara, the Company's President and CEO said, "Tel-Instrument is pleased that AIMS has approved the TS-4530A product for system integration purposes after extensive bench and platform inter-operability testing. The successful completion of AIMS bench testing is a critical milestone for this program and the Company is gearing up to enter the production phase of this contract. The new TS-4530A represents a significant advance over the legacy test set and will be the test set of choice for the U.S. military and other customers requiring KIV 77 Mode 5 test capability. With this approval in place, the Company has secured AIMS approval on three Mode 5 flight-line test sets, including the CRAFT AN/USM-708, and has production contracts in place to fully satisfy the Mode 5 testing requirements of the U.S. Army, US Air Force, U.S. Navy and US Coast Guard. The new facility marks another significant milestone and is a key building block our future growth. This will generate immediate benefits from a manufacturing efficiency standpoint and will facilitate future projected growth beyond Tel’s existing contracts and product lines.”

About Tel-Instrument Electronics Corp

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinst.com.

This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company’s previous filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

CONTACT:
Tel-Instrument Electronics Corp. (TIK)
Joseph P. Macaluso, 201-933-1600
jmac@telinst.com
or
Institutional Marketing Services (IMS)
John Nesbett or Jennifer Belodeau, 203-972-9200
jnesbett@institutionalms.com